Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 76 to the Registration Statement No. 811-01796 on Form N-1A of Fidelity Destiny Portfolios, of our reports dated November 22, 2005 appearing in the Annual Reports to Shareholders of Fidelity Destiny Portfolios: Destiny I and Destiny II for the year ended September 30, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
November 25, 2005